Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES ACQUISITION OF GLOBAL TUBES

— Acquisition Broadens AMETEK’s Specialty Metals Offerings —

Berwyn, PA, May 8, 2015 – AMETEK, Inc. (NYSE: AME) today announced the acquisition of Global Tubes, a leading manufacturer of high precision, small diameter metal tubing, for approximately $200 million. The business has annual sales of approximately $120 million. Global Tubes is comprised of two businesses: Fine Tubes, based in Plymouth, U.K., and Superior Tube, based in Collegeville, PA.

Global Tubes manufactures highly customized metal tubing from a wide variety of metals and alloys including stainless steel, nickel, zirconium and titanium. Their products are used in highly engineered applications serving the aerospace, energy, power generation and medical markets.

“Global Tubes is an excellent acquisition for AMETEK and a great strategic fit with our Specialty Metals business. It has strong positions in a number of attractive niche markets for high precision, small diameter metal tubing used across a wide range of highly engineered applications,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Their metallurgical capabilities, processing capabilities and alloy ranges are complementary to our existing Specialty Metals businesses and give us the opportunity to expand our offerings both internationally and in attractive growth markets,” adds Mr. Hermance.

It joins AMETEK as part of its Electromechanical Group (EMG) — a differentiated supplier of electrical interconnects, precision motion control solutions, medical components, specialty metals, thermal management systems, and floor care and specialty motors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

— More –

AMETEK ANNOUNCES ACQUISITION OF GLOBAL TUBES

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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